Exhibit 99.1

AIM ImmunoTech Regains NYSE American Compliance, Company Resolves Stockholder Equity Deficiency

OCALA, Fla., June 15, 2026 / AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM,” or the “Company”), an immuno-pharma company focused on the development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, today announced that it has received written notice from the NYSE American that AIM has regained compliance with NYSE American’s continued listing standards related to stockholders’ equity.

On May 7, 2026, the Company entered into a warrant exercise inducement offer letter agreement with certain a holder of existing warrants, pursuant to which the holders agreed to exercise their warrants in cash at a reduced exercise price for aggregate gross proceeds of approximately $3.5 million in consideration of the Company’s agreement to issue new warrants upon such exercise. On May 21, 2026, the Company issued and sold 7,519,351 shares of common stock, par value $0.001 per share, and, in a concurrent private placement, Class I warrants to purchase up to 15,038,702 shares of common stock to certain investors for aggregate gross proceeds of approximately $2.4 million. On June 10, 2026, the Company issued and sold 2,554,119 shares of common stock and, in a concurrent private placement, 771,503 shares of common stock, pre-funded warrants to purchase up to 1,782,616 shares of common stock, and Class J warrants to purchase up to 10,216,476 shares of common stock to certain investors for aggregate gross proceeds of approximately $2.6 million. Following the closing of these transactions, the Company believes it currently has stockholders’ equity in excess of the $6.0 million minimum requirement.

The NYSE American formally notified the Company on June 12, 2026, confirming that the Company had successfully addressed and resolved all deficiencies related to Sections 1003(a)(i), (ii), and (iii) of the NYSE American Company Guide. As a result, the “below compliance” (“.BC”) indicator will be removed from the Company’s trading symbol for its common stock, and the Company will be removed from NYSE American’s list of noncompliant issuers on its website. The Company will remain subject to NYSE American’s continued listing monitoring procedures and remains committed to maintaining strong financial discipline and governance going forward.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of its lead product, Ampligen® (rintatolimod), for the treatment of late-stage pancreatic cancer, a lethal and unmet global health problem. Ampligen is a dsRNA and highly selective TLR3 agonist immuno-modulator that has shown broad-spectrum activity in clinical trials.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. amended, that involve a number of risks and uncertainties. Any forward-looking statements set forth in this press release speak only as of the date hereof. Such forward-looking statements may include statements relating to: statements regarding the Company’s ability to maintain compliance with NYSE American continued listing standards; the Company’s stockholders’ equity position and its ability to remain above the $6.0 million minimum requirement; Ampligen’s potential efficacy and applicability in the treatment of Ebola virus disease and other conditions; the potential for prophylactic or early-onset therapeutic applications; the timing of commencement, enrollment, completion, and results of clinical trials; intellectual property expansion and regulatory progress; and the timing for receiving government approvals, if at all. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact, including statements regarding the potential of Ampligen’s mechanism of action, anticipated regulatory milestones, our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. For this press release, words such as “believe,” “may,” “might,” “will,” “could,” “should,” “can,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “envision,” “potential” and similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof, except as required by applicable law. The Company is in various stages of seeking to determine whether Ampligen will be effective in the treatment of multiple types of viral diseases, cancers, and immune-deficiency disorders, and disclosures in the Company’s reports filed with the SEC, on its website, and in its press releases set forth its current and anticipated future activities. These activities are subject to change for a number of reasons. Significant additional testing and trials will be required to determine whether Ampligen® will be effective in the treatment of these conditions, including Ebola virus disease. Results obtained in preclinical studies do not necessarily predict results in humans. Human clinical trials will be necessary to prove whether or not Ampligen® will be efficacious in humans. No assurance can be given as to whether current or planned clinical trials will be successful or yield favorable data, and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, lack of adequate funding, or a change in priorities at the institutions sponsoring other trials. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data. No assurance can be given that the findings in preliminary studies will prove true or that such studies will yield favorable results, or that future studies will not result in findings that are different from those reported in the studies referenced in the Company’s reports filed with the SEC, on the Company’s website, and in its press releases. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. The Company cannot assure that its potential foreign operations will not be adversely affected by these risks.

For a detailed discussion of these and other risk factors, please review the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC. These filings are available at www.sec.gov and www.aimimmuno.com. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this press release. Except as required by applicable law, the Company does not intend to update, and expressly disclaims any duty to update, any forward-looking statements to reflect events or circumstances after the date hereof or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events. The information found on the Company’s website or on other websites referenced or linked to in this press release is not incorporated by reference into this press release.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com